EXHIBIT 4

Dear Shareholder:

Suncor Energy Inc.’s goal is to provide investors with access to shareholder communications as efficiently and effectively as possible.  Accordingly, we are pleased to provide our shareholders with electronic access to key company documents.

Electronic access to shareholder communications

Shareholders have the ability to electronically access the following important company documents:

•                  Suncor Energy Inc. Annual Report, including financial statements

•                  Notice of shareholder meetings

•                  Information Circular and proxy related materials

Electronic access is meant to increase convenience for you, provide benefits to our environment, and reduce costs.  However, this approach may not be accessible or suitable for everyone.  In this case, paper copies of company documents will continue to be provided.

How to enroll for electronic delivery of documents

If you prefer the electronic option and have not already enrolled in the past, you must have an electronic mail (e-mail) account and access to the Internet.  To take advantage of electronic delivery, please go to www.investordeliverycanada.com and follow the instructions for enrollment.  Please use the 12 character Control Number displayed on the enclosed Voting Instruction Form.  If you hold Suncor Energy Inc. shares in multiple accounts, you will receive meeting packages and a corresponding Control Number for each account.  You must register for each account.  Each account will be coded for electronic delivery of documents and you will be notified when companies held in your accounts make them available on-line.  An e-mail confirmation of your election(s) for this option will be sent to your e-mail address.

Electronic Voting

You may also vote your shares through the Internet.  You will receive an e-mail notification on how to access Suncor Energy Inc. documents when they become available, as well as a Control Number to enable you to vote your shares through the www.proxyvotecanada.com internet website.  The control number is also displayed on the Voting Instruction Form if you received paper copies of documents.

Your enrollment for this option will remain in effect until you cancel it.  You may cancel your enrollment at any time by accessing the www.investordeliverycanada.com website.  Please record your Enrollment Number and PIN (personal identification number) in a secure place for future reference.

If you have not already done so, we hope that you will take advantage of this new on-line service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SUNCOR ENERGY INC.

Date: March 27, 2003	By:	“JANICE B. ODEGAARD”

JANICE B. ODEGAARD
Vice President, Associate
General Counsel and
Corporate Secretary